                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                         BRIGGS & STRATTON CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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
                          BRIGGS & STRATTON CORPORATION


                            [BRIGGS & STRATTON LOGO]



                             12301 WEST WIRTH STREET
                           WAUWATOSA, WISCONSIN 53222



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     NOTICE is hereby given that the Annual Meeting of Shareholders of BRIGGS & STRATTON CORPORATION, a Wisconsin corporation (hereinafter called the Corporation), will be held at the Opryland Hotel Convention Center, 2800 Opryland Drive, Nashville, Tennessee 37214-1297, on Wednesday, October 18, 2000, at 9:00 a.m. Central Daylight Time, for the following purposes:

     (a) To elect three directors to serve for three-year terms expiring in 2003; and

     (b) To take action with respect to any other matters that may be brought before the meeting and that might be considered by the shareholders of a Wisconsin corporation at their annual meeting.

     By order of the Board of Directors

     Wauwatosa, Wisconsin
     September 7, 2000



                                        KASANDRA K. PRESTON, Secretary













     YOUR VOTE IS IMPORTANT TO INSURE THAT A MAJORITY OF THE STOCK IS REPRESENTED. YOU MAY VOTE USING THE INTERNET, BY TELEPHONE, OR BY RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. INSTRUCTIONS FOR VOTING VIA THE INTERNET OR BY TELEPHONE ARE INCLUDED ON YOUR PROXY CARD. INTERNET AND TELEPHONE VOTING ARE BEING OFFERED AS A CONVENIENCE TO YOU AND AS A STEP TOWARD REDUCING COSTS.

     The Opryland Hotel Convention Center is located in Nashville, Tennessee, 7 miles northwest of Nashville International Airport and 9 miles northeast of downtown Nashville, Exit 11 off Briley Parkway, between I-40 and I-65.

                                 PROXY STATEMENT

                                    * * * * *

                               GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Briggs & Stratton Corporation of proxies, in the accompanying form, to be used at the Annual Meeting of Shareholders of the Corporation to be held on October 18, 2000 and any adjournments thereof. Only shareholders of record at the close of business on August 24, 2000 will be entitled to notice of and to vote at the meeting. The cost of solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by use of the mails; however, some solicitation may be made by regular employees of the Corporation, without additional compensation therefor, by telephone, by facsimile, or in person. In addition, the Corporation has retained Innisfree M&A Incorporated to assist in its proxy solicitation efforts, at a fee to the Corporation anticipated not to exceed $9,000 plus reasonable out-of-pocket expenses. On the record date, the Corporation had outstanding 21,592,570 shares of $.01 par value common stock entitled to one vote per share.

     You may vote in person or by properly appointed proxy. Electronic proxy voting by shareholders of record is now valid under Wisconsin law. As a convenience to you and as a step toward reducing costs, we are providing you with the option to vote by proxy via the Internet or via toll-free touch-tone telephone. You may still, however, cast your vote by returning your signed and dated proxy card.

     Specific instructions to vote electronically are listed on your proxy card or the information forwarded by your bank or broker. These procedures are designed to authenticate your identity as a shareholder and to allow you to confirm that your instructions have been properly recorded. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities will close at 5:00 p.m. Eastern Daylight Time on October 17, 2000.

     You may revoke your proxy by voting in person at the meeting, by written notice to the Corporate Secretary, or by executing and delivering a later-dated proxy via the Internet, via telephone or by mail, in each case prior to the closing of the polls. Attendance at the meeting will not in itself constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given, the proxies will be voted as the Board of Directors recommends.

     A majority of the votes entitled to be cast with respect to each matter submitted to the shareholders, represented either in person or by proxy, shall constitute a quorum with respect to such matter. If a quorum exists, the affirmative vote of a majority of the votes represented at the meeting will be required for the election of directors. A vote withheld from the election of directors shall count toward the quorum requirement and shall have the effect of a vote against the director nominee or nominees. The Inspectors of Election appointed by the Board of Directors shall count the votes and ballots.

     The Corporation's principal executive offices are located at 12301 West Wirth Street, Wauwatosa, Wisconsin 53222. It is expected that this Proxy Statement and the form of proxy will be mailed to shareholders on or about September 7, 2000.

                              ELECTION OF DIRECTORS

     The Board of Directors of Briggs & Stratton is divided into three classes, with the term of office of each class ending in successive years. Three directors are to be elected to serve for a term of three years each expiring in 2003 and six directors will continue to serve for the terms designated in the following schedule. All directors are elected subject to the Bylaw restriction that no director shall serve beyond the Annual Meeting of Shareholders following attainment of age 70.

     Mr. Clarence B. Rogers, Jr., Class of 2001, who has served as a director since 1991, will not serve beyond the October 18, 2000 Annual Meeting of Shareholders, pursuant to this retirement policy. In accordance with the Corporation's Articles of Incorporation, the Board of Directors has elected David L. Burner, Chairman,

President and Chief Executive Officer of The BFGoodrich Company, as a director to fill the vacancy that will be created by the retirement of Mr. Rogers, effective October 18, 2000. Management appreciates and gratefully acknowledges the service of Mr. Rogers during a period of strategic restructuring and operational growth.

     It is intended that proxies received in response to this solicitation will be voted for the election of the nominees named below or, in the event of a contingency not presently foreseen, for the election of other persons who may be nominated as substitutes.

     Each nonemployee director of the Corporation receives an annual retainer fee of $20,000 and an annual award of 100 shares of Briggs & Stratton Corporation common stock, a fee of $1,500 for each Board meeting attended and $1,000 for each Committee meeting attended in conjunction with a Board meeting, a fee of $1,500 for each Committee meeting not held in conjunction with a Board meeting, and a fee of $250 for participating in any written consent resolution. Under the Deferred Compensation Plan for Directors, nonemployee directors may elect to defer receipt of all or a portion of their directors' fees until any date but no later than the year in which the director attains the age of 71 years. Participants may elect to have cash deferred amounts either: (a) credited with interest quarterly at 80% of the prevailing prime rate or (b) converted into common share units, based on the deferral date closing price of the Corporation's common stock. Shares of Briggs & Stratton Corporation common stock deferred shall be credited to a common stock account. Any balance in either the common stock account or the common share unit account will be credited with an amount equivalent to any dividend paid on the Corporation's common stock, which shall be converted into additional common share units. The balance in the common stock account shall be distributed in shares of Briggs & Stratton Corporation common stock. Common share units may be distributed in cash or stock at the election of the directors. All other distributions shall be paid in cash. Nonemployee directors are also provided with $150,000 of coverage under the Corporation's Business Travel Accident Plan while on corporate business.

     Nonemployee directors participate in a Director's Leveraged Stock Option Plan. In general, the Plan is structured such that each nonemployee director may receive a grant of nonqualified stock options ("LSOs"), the number of such LSOs to be determined by reference to the Company Performance Factor achieved under the Economic Value Added Incentive Compensation Plan ("EVA(R) Plan"). When Company performance reaches target under the EVA Plan, each nonemployee director will be awarded 2,000 options. Company performance exceeding target will result in additional shares granted on a sliding scale. Performance less than target may result in no option grants. The LSOs are premium priced with the exercise price equal to the exercise price for LSOs granted under the LSO Program for Senior Executives of the Corporation. These LSOs become exercisable after they have been held for three years, and for options granted prior to fiscal 2000, expire at the end of five years, and for grants thereafter expire at the end of seven years. The Director's LSO Plan is structured so that a fair return must be provided to the Corporation's shareholders before the options become valuable. In August 2000, each nonemployee director received a grant of 3,000 LSOs, based on the Company Performance Factor for fiscal 2000.

EVA(R) is a registered trademark of Stern Stewart & Co.


                                                                        YEAR FIRST
                                                                          BECAME A
NAME, AGE, PRINCIPAL OCCUPATION FOR PAST FIVE YEARS AND DIRECTORSHIPS     DIRECTOR
-----------------------------------------------------------------------------------
NOMINEES FOR ELECTION AT THE ANNUAL MEETING (CLASS OF 2003):
------------------------------------------------------------

[PHOTO] ROBERT J. O'TOOLE, 59 (1) (2)                                       1997
        Chairman of the Board, President and Chief Executive Officer,
        A.O. Smith Corporation, a diversified manufacturer whose major products include electric motors and water heaters. Director of
        Factory Mutual Insurance Co. and A.O. Smith Corporation.

[PHOTO] JOHN S. SHIELY, 48 (4)                                              1994
        President and Chief Operating Officer of the Corporation. Director
        of Consolidated Papers, Inc., M&I Marshall & Ilsley Bank,
        Marshall & Ilsley Corporation and Quad/Graphics, Inc.

[PHOTO] CHARLES I. STORY, 46 (1) (3)                                        1994
        President and Chief Executive Officer, INROADS, Inc., an
        international non-profit training and development organization which prepares talented minorities for careers in business and engineering. Director of INROADS, Inc. and ChoicePoint Inc.
        Advisory Director of AmSouth Bank.



        INCUMBENT DIRECTORS (CLASS OF 2002):
        ------------------------------------
[PHOTO] MICHAEL E. BATTEN, 60 (1) (2) (4)                                   1984
        Chairman and Chief Executive Officer of Twin Disc,
        Incorporated, manufacturer of power transmission equipment.
        Director of Simpson Industries, Inc., Twin Disc, Incorporated,
        Universal Foods Corporation and Walker Forge, Inc.

[PHOTO] JAY H. BAKER, 66 (1)                                                1999
        Retired. President of Kohl's Corporation, an operator of family oriented, specialty department stores, until 1999. Director of
        Kohl's Corporation.

[PHOTO] PETER A. GEORGESCU, 61 (1) (3)                                      1986
        Chairman Emeritus of Young & Rubicam Inc., an international communications firm. Chairman and Chief Executive Officer of
        Young & Rubicam Inc. until 1999. Director of International
        Flavors & Fragrances Inc. and Levi Strauss & Co.


                                  FOOTNOTES (1), (2), (3) AND (4) ARE ON PAGE 4.



                                                                        YEAR FIRST
                                                                          BECAME A
NAME, AGE, PRINCIPAL OCCUPATION FOR PAST FIVE YEARS AND DIRECTORSHIPS     DIRECTOR
-----------------------------------------------------------------------------------
INCUMBENT DIRECTORS (CLASS OF 2001):
------------------------------------
[PHOTO] EUNICE M. FILTER, 59 (1) (3)                                        1997
        Vice President, Treasurer and Secretary of Xerox Corporation, a
        manufacturer of office equipment. President and Chief Executive
        Officer of Xerox Credit Corporation. Director of Baker Hughes,
        Inc., Xerox Credit Corporation, Xerox Canada, Inc. and
        LaBranche & Co., Inc.

[PHOTO] DAVID L. BURNER, 61                                                October
        Chairman, President and Chief Executive Officer of The              2000
        BFGoodrich Company, an industrial products and aircraft
        systems and services company. Chairman and Chief Executive
        Officer since 1997 and President since 1996. Previously
        President and Chief Operating Officer of BFGoodrich
        Aerospace. Director of Brush Engineered Materials, Inc., CP&L
        Energy, Inc., Milacron, Inc. and The BFGoodrich Company.

[PHOTO] FREDERICK P. STRATTON, JR., 61 (3) (4)                              1976
        Chairman and Chief Executive Officer of the Corporation.
        Director of Bank One Corporation, Midwest Express Holdings,
        Inc., Weyco Group Inc., Wisconsin Electric Power Company,
        Wisconsin Energy Corporation and Wisconsin Gas Company.


(1) Member of Audit Committee, of which Mr. Batten is Chairman. The Audit Committee's primary duties and responsibilities are to: (a) monitor the integrity of the financial statements of the Corporation; (b) monitor the compliance by the Corporation with legal and regulatory requirements; and
     (c) oversee the independence and performance of the Corporation's internal and external auditors. The Audit Committee, composed of outside directors, makes recommendations to the Board of Directors regarding the engagement of independent public accountants to audit the books and accounts of the Corporation and reviews with such accountants the audited financial statements and their report thereon. The Audit Committee also reviews and approves all non-audit services performed by the independent public accountants, reviews such accountants' recommendations on accounting policies and internal controls, reviews internal accounting and auditing procedures, and monitors internal programs to insure compliance with the law and to avoid conflicts of interest. The Audit Committee held three meetings during fiscal 2000.

(2) Member of Nominating, Compensation and Governance Committee, a committee composed of outside directors, of which Mr. Rogers is Chairman. The Nominating, Compensation and Governance Committee: (a) proposes to the Board of Directors a slate of nominees for election by the shareholders at the Annual Meeting of Shareholders and prospective director candidates in the event of the resignation, death or retirement of directors or change in Board composition requirements; (b) reviews candidates recommended by shareholders for election to the Board of Directors; (c) develops plans regarding the size and composition of both the Board of Directors and Committees; (d) considers executive compensation, benefits and succession planning issues and makes appropriate recommendations to the Board of Directors; (e) administers The Briggs & Stratton Corporation Stock Incentive Plan and the Economic Value Added Incentive Compensation Plan; and (f) prepares on an annual basis a report on executive compensation. The Nominating, Compensation and Governance Committee held four meetings during fiscal 2000.

     The Committee will consider candidates for the Board of Directors recommended by a shareholder who submits such recommendation in writing to the Secretary of the Corporation at its principal office in Wauwatosa, Wisconsin, stating the shareholder's name and address, the name and address of the candidate, and the qualifications of and other detailed background information regarding the candidate. All letters suggesting candidates must be received by the Secretary of the Corporation on or before May 1 of the year of the Annual Meeting of Shareholders in which the candidate's nomination would be acted upon.

     Any direct nominations by shareholders for the Board of Directors must be made in accordance with the information and timely notice requirements of the Corporation's Bylaws, a copy of which may be obtained from the Secretary of the Corporation. Among other things, such nominations must be in writing and, for consideration at the 2001 Annual Meeting, received by the Secretary no later than July 20, 2001.

(3) Member of Planning Committee, of which Mr. Stratton is Chairman. This Committee reviews with management the product and marketing plans for the Corporation. The Planning Committee held three meetings during fiscal 2000.

(4) Member of Executive Committee. The Executive Committee is authorized to exercise the authority of the Board of Directors in the management of the business and the affairs of the Corporation between meetings of the Board, except as provided in the Bylaws. The Executive Committee held one meeting during fiscal 2000.

     The Board of Directors held four meetings in fiscal 2000.



                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table presents the names of persons known to the Corporation to be the beneficial owners of more than 5% of the outstanding shares of its common stock.

--------------------------------------------------------------------------------------------------------------------
NAME AND ADDRESS OF                                      AMOUNT AND NATURE OF                     PERCENT OF CLASS
BENEFICIAL OWNER                                         BENEFICIAL OWNERSHIP
--------------------------------------------------------------------------------------------------------------------
Pioneering Management Corp.                                 1,638,700 (a)                               7.6%
60 State Street
Boston, Massachusetts 02109

Sanford C. Bernstein & Co., Inc.                            1,183,129 (b)                               5.5%
767 15th Avenue
New York, New York 10153
--------------------------------------------------------------------------------------------------------------------

     (a) Pioneering Management Corp. reports that as of August 24, 2000 it had sole voting power and sole dispositive power with respect to all 1,638,700 shares.

     (b) Sanford C. Bernstein reports that as of August 28, 2000 it had sole voting power with respect to 859,304 shares, shared voting power with respect to 15,875 shares and no voting power with respect to 307,950 shares.

     The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of shares of common stock of the Corporation by each director, nominee and named executive officer, and by all directors and executive officers as a group, as of the record date.

                                                                              NATURE OF BENEFICIAL OWNERSHIP
                                                                       --------------------------------------------
                                          TOTAL NO.                        SOLE           SHARED           SOLE
                                          OF SHARES         PERCENT     VOTING AND      VOTING AND        VOTING
                                        BENEFICIALLY          OF        INVESTMENT      INVESTMENT        POWER
DIRECTORS AND EXECUTIVE OFFICERS            OWNED            CLASS         POWER           POWER           ONLY
--------------------------------        ------------        -------     ----------      ----------        ------

Jay H. Baker                               1,100               *             100            1,000              0

Michael E. Batten                          1,000               *           1,000                0              0

James E. Brenn                           251,088 (a)(b)      1.2          14,449          233,453          3,186

David L. Burner                                0               *               0                0              0

Eunice M. Filter                           1,310 (c)           *           1,310                0              0

Richard J. Fotsch                         32,771 (a)           *          14,060           15,400          3,311

Peter A. Georgescu                         2,831 (c)           *             431            2,400              0

Michael D. Hamilton                       51,751 (a)           *          47,869                0          3,882

Robert J. O'Toole                          1,100               *           1,100                0              0

Clarence B. Rogers, Jr.                    5,800 (c)           *           5,800                0              0

John S. Shiely                           376,585 (a)(d)       1.7         81,778          292,000          2,807

Charles I. Story                           1,100               *             700              400              0

Frederick P. Stratton, Jr.               815,338 (a)(b)(c)(d) 3.8        146,472          662,152          6,714

All directors and executive officers
as a group (22 persons including
the above named)                       1,169,199 (a)(b)(c)(d) 5.3        435,628          697,533         36,038

*Less than 1%.

(a) Includes shares issuable pursuant to stock options exercisable within 60 days for Messrs. Brenn, Fotsch, Hamilton, Shiely, Stratton, and all directors and executive officers as a group of: 12,449; 14,060; 26,260; 49,778; 88,810 and 288,617; respectively.

(b) Includes 224,200 shares in the Briggs & Stratton Retirement Plan as to which Mr. Stratton and Mr. Brenn share beneficial ownership through joint voting and investment power.

(c) Includes phantom stock units acquired through deferral of director fees under the Deferred Compensation Plan for Directors as follows: Mr. Rogers - 3,700; Mr. Georgescu - 431; and Ms. Filter - 2 and 17,662 phantom stock units acquired by Mr. Stratton through compensation deferrals under the fiscal 1995, 1999 and 2000 Deferred Compensation Agreements.

(d) Includes 292,000 shares in the Briggs & Stratton Corporation Foundation as to which Mr. Stratton and Mr. Shiely share beneficial ownership through joint voting and investment power.

    The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Exchange Act, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                                PERFORMANCE GRAPH

     The chart below shows a comparison of the cumulative return over the last five fiscal years had $100 been invested at the close of business on June 30, 1995 in each of Briggs & Stratton common stock, the Standard & Poor's (S&P) 500 Index and the S&P Machinery Index.

                 FIVE YEAR CUMULATIVE TOTAL RETURN COMPARISON*
                   BRIGGS & STRATTON VERSUS PUBLISHED INDICES
                                  [LINE GRAPH]

                                                   6/95  6/96   6/97  6/98  6/99  6/00
                                                   ----  ----   ----  ----  ----  ----
- Briggs & Stratton Corporation................... 100   122    152   117   184   112
- S&P 500......................................... 100   126    170   221   271   291
x S&P Machinery (diversified)..................... 100   115    166   166   170   134

 * Total return calculation is based on compounded monthly returns with reinvested dividends.


                NOMINATING, COMPENSATION AND GOVERNANCE COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Corporation's Nominating, Compensation and Governance Committee (the "Committee"), which is comprised of three outside directors of the Corporation, is responsible for considering and approving compensation arrangements for senior management of the Corporation, including the Corporation's executive officers and the chief executive officer. The objectives of the Committee in establishing compensation arrangements for senior management continue to be as follows: (i) to attract and retain key executives who are important to the continued success of the Corporation and its operational units; and (ii) to provide strong financial incentives, at reasonable cost to the shareholders, for senior management to enhance the value of the shareholders' investment.

     The primary components of the Corporation's executive compensation program are (i) base salary, (ii) incentive compensation bonuses and (iii) incentive stock options.

     The Committee believes that:
     - The Corporation's incentive plans provide very strong incentives for management to increase shareholder value;
     - The Corporation's pay levels are appropriately targeted to attract and retain key executives; and
     - The Corporation's total compensation program is a cost-effective strategy to increase shareholder value.


BASE SALARIES

     The Committee reviews officers' base salaries annually. Salaries are based on level of responsibility and individual performance. It is the Committee's objective that base salary levels, in the aggregate, be at or modestly above competitive salary levels. The Committee defines a competitive salary level as the average for similar responsibilities in similar companies. In setting fiscal 2000 base salaries, the Committee reviewed compensation survey data provided by its outside consultant, Hewitt Associates, for a Comparator Group of companies (which is not the same group of companies included in the S&P Machinery Index), in the general sales dollar size range and broad industry sector as the Corporation. The Committee was satisfied that the salary levels set would achieve the Committee's objective. As a result of this process, Mr. Stratton received an increase in base salary of 4.2% in fiscal 2000.


INCENTIVE BONUSES

     The Corporation maintains an Economic Value Added ("EVA") Incentive Compensation Plan (the "Plan", or "EVA Plan"), the purpose of which is to provide incentive compensation to certain key employees, including all executive officers, in a form which relates the financial reward to an increase in the value of the Corporation to its shareholders. In general, EVA is the excess of net operating profit after taxes, less a capital charge. The capital charge is intended to represent the return expected by the providers of the firm's capital, and is the weighted average cost of (i) equity capital based on a 30-year Treasury Bond yield plus the product of the average equity risk premium and the business risk index for the Corporation, and (ii) debt capital equal to actual after-tax debt cost. EVA improvement is the financial performance measure most closely correlated with increases in shareholder value.

     Under the EVA Plan, the Accrued Bonus for a participant for any fiscal year is equal to the aggregate of 50% of the Company Performance calculation (Base Salary X Target Incentive Award X Company Performance Factor) plus 50% of the Individual Performance calculation (Base Salary X Target Incentive Award X Individual Performance Factor). The intent of the Plan is to reward executives based on their ability to continuously improve the amount of EVA earned on behalf of shareholders. For all of the executives named in the Summary Compensation Table the Committee determined that the Individual Performance Factor would be the same as the Company Performance Factor. Individual target incentive awards under the Plan ranged from 20% to 100% of base compensation for fiscal 2000. For the same year, Mr. Stratton's individual target incentive award was 100%. His fiscal 2000 bonus reflects a payout of 160% of his target incentive award.

     The Company Performance Factor is determined by reference to the amount of improvement or deterioration in EVA. If the annual EVA is in excess of the Target EVA, the Company Performance calculation will produce an amount in excess of the Target Incentive Award; if the annual EVA is less than the Target EVA, the Company Performance calculation will produce an amount less than the Target Incentive Award. There is no cap and no floor on the accrued bonus. The Target EVA is the average of the Target EVA and Actual EVA for the prior Plan year plus an Expected Improvement. For Plan year 2000, Expected Improvement was $2 million, except that it was not added to the current Plan Year Target EVA to the extent it made such Target EVA exceed $32 million. For fiscal 2000 the Target EVA was $32 million.

     The Individual Performance Factor is determined by the executive to whom the participant reports, subject to approval by the Committee, and is the average (or weighted average) of one or more quantifiable or non-quantifiable factors (called "Supporting Performance Factors"). Supporting Performance Factors represent an achievement percentage continuum that generally ranges from 50% to 150% of the individual target award opportunity, and will be enumerated from .5 to 1.5 based on such continuum. However, if approved by the Committee, Supporting Performance Factors which are the same as the Company Performance Factor or are based on divisional EVA are uncapped.

     The EVA bonus plan provides the powerful incentive of an uncapped bonus opportunity, but also uses a "Bonus Bank" feature to ensure that extraordinary EVA improvements are sustained before extraordinary bonus awards are paid out. The Bonus Bank feature applies to those participants determined by the Committee to be Senior Executives under the Plan. All of the executive officers, including those named in the Summary Compensation Table, were designated Senior Executives for fiscal 2000. Each year, any accrued bonus in excess of 125% of the target bonus award is added to the outstanding Bonus Bank balance. The bonus paid is equal to the accrued bonus for the year, up to a maximum of 125% of the target bonus, plus 33% of the new Bonus Bank balance. A Bonus Bank account is considered "at risk" in the sense that in any year the accrued bonus is negative, the negative bonus amount is subtracted from the outstanding Bonus Bank balance. Thus, extraordinary EVA improvements must be sustained for several years to ensure full payout of the accrued bonus. In the event the outstanding Bonus Bank balance at the beginning of the year is negative, the bonus paid is limited to the accrued bonus up to a maximum of 75% of the target bonus with the remainder of the accrued bonus offsetting the negative bonus. On termination of employment due to death, disability or retirement, the Available Balance in the Bonus Bank will be paid to the terminating executive or his designated beneficiary or estate. Executives who voluntarily leave to accept employment elsewhere or who are terminated for cause will forfeit any positive Available Balance. The executive is not expected to repay negative balances upon termination or retirement.


STOCK INCENTIVE PLAN

     In 1990, the shareholders approved the Corporation's Stock Incentive Plan ("Incentive Plan"). The Incentive Plan authorizes the Committee to grant to officers and other key employees stock incentive awards in the form of one or any combination of the following: stock options, stock appreciation rights, deferred stock, restricted stock and stock purchase rights. In early 1993, the Committee worked with a consultant engaged at that time to adopt a method of granting options which more closely aligns financial reward to optionees to the long-term performance of the Corporation.

     The Committee determined that for a five year period, beginning in fiscal 1994, the sole form of options to be granted under the Incentive Plan would be leveraged stock options (LSOs), and therefore an amendment to the Incentive Plan increasing the number of shares available for LSO grants was submitted to shareholders and approved at the October 1993 Annual Meeting. Effective beginning in fiscal 1994, an amount equal to the annual Total Bonus Payout under the EVA Plan for officers and key employees covered by the Incentive Plan was awarded in the form of LSOs, which were either Incentive Stock Options or Non-Qualified Stock Options under the Stock Option part of the Incentive Plan. At the October 1999 Annual Meeting, shareholders approved an amended and restated Incentive Plan that increased the shares authorized for issuance under the Plan and provided that all stock options granted under the Plan will continue to be premium priced LSOs. In 1999, the Committee determined that the term of future LSO grants be increased from 5 to 7 years. Options granted will continue to be exercisable after 3 years.

     On August 3, 2000, after publication of financial results for fiscal 2000, the Committee granted LSOs to all Senior Executives, including all executive officers, based on the amount of their Total Bonus Payout under the EVA Plan for fiscal 2000. The calculation of the number of options granted to each executive, and the method of determining their exercise price, is described below. These LSOs provide a form of option grant that simulates a stock purchase with 10:1 leverage. Because the leveraged options granted in 2000 have a premium exercise price and a term of seven years, the current Black-Scholes value of these options is only 31.4% of the grant date stock price. The number of leveraged options granted to Mr. Stratton was determined in the manner described and was based on his incentive bonus for fiscal 2000.

     The number of LSOs granted to a Senior Executive is determined by dividing the Total Bonus Payout by 10% of the fair market value (FMV) of the Corporation stock on the date of grant. The exercise price of the option is the product of 90% of the FMV on the date of grant times the Estimated Annual Growth Rate compounded over five years which is the mid-point of the option exercise period. The Estimated Annual Growth Rate equals the average daily closing 30-year U.S. Treasury Bond yield for March in the year of grant plus 1%.

     The following example illustrates the calculation of the stock option grant for a Senior Executive who is entitled to $50,000 in Total Bonus Payout under the EVA Plan. The number of options earned is calculated by dividing the Total Bonus Payout by 10% of the FMV of Corporation stock. Assume the FMV of Corporation stock on the date of grant is $36.53125.

Example:      NUMBER OF OPTIONS GRANTED
              10% of the FMV is $3.653125.
              Options Granted is 13,687 ($50,000 divided by 3.653125)

              EXERCISE PRICE = (.9 X FMV) X ESTIMATED ANNUAL GROWTH RATE (5)* 7.05% is the Estimated Annual Growth Rate (6.05 plus 1%)
              (See description above)
              The exercise price is $46.22 (.9 x $36.53125 x 1.0705(5)*)

              * Raising it to the 5th power takes it to a 5-year compound growth rate, five years being the mid- point of the 4-year exercise period.

     Thus, based on this example, the fair market value of the Corporation shares must exceed $46.22 between 3 and 7 years from the date of LSO grant to give the LSO options value to the Senior Executives.

     The maximum number of LSOs to be granted each year is 600,000, and the maximum number of LSOs that may be granted cumulatively under the LSO Program is 2,539,986. If the Total Bonus Payout under the EVA Plan produces more than 600,000 LSOs in any year, LSOs granted to all Senior Executives for that year will be reduced pro-rata based on proportionate Total Bonus Payouts under the EVA Plan. The amount of such reduction shall be carried forward to subsequent years and invested in LSOs to the extent the annual limitation is not exceeded in such years. For fiscal 2000, the Total Bonus Payout produced more than the maximum; so the number of LSO grants was reduced, leaving $1,440,098, or 39.7% of the eligible Total Bonus Payout, to be carried forward.

     Internal Revenue Service regulations limit the deductibility by a corporation of compensation paid to the Chief Executive Officer and the other executive officers whose compensation is required to be reported in the Summary Compensation Table to $1 million unless certain conditions are met. After careful consideration of other alternatives for maintaining the deductibility of compensation earned in excess of the $1 million cap by any of the covered executives, the Committee recommended to the Board adoption of a resolution requiring any corporate officer whose compensation might be expected to exceed the cap to enter into a Deferred Compensation Agreement for fiscal 2000, under which the officers will defer any amounts earned in excess of the cap to the fiscal year following the year in which they leave the employment of the Corporation.

     Mr. Stratton entered into such an Agreement for fiscal 2000, pursuant to which he elected that amounts deferred be converted into phantom stock units, based on the deferral date closing price of the Corporation's common stock. Each year an amount equal to the dividends that would have been paid on such units had they been actual shares of common stock is converted to additional phantom stock units. For fiscal 2000, the amount deferred converted into 10,450 phantom stock units. Following retirement, Mr. Stratton will be entitled to receive, at his election, either cash in an amount equal to the then-current market value of the phantom stock units or a number of shares of Corporation common stock equal to the number of units of phantom stock. Therefore, Mr. Stratton's return on investment will be directly aligned with that of all other shareholders in that the amount of his payout will be affected by dividends paid and the increase or decrease in the price of Briggs & Stratton Corporation stock between the deferral and his time of retirement.

                              NOMINATING, COMPENSATION AND GOVERNANCE COMMITTEE:
                              Clarence B. Rogers, Jr., Chairman
                              Michael E. Batten
                              Robert J. O'Toole

                             EXECUTIVE COMPENSATION
COMPENSATION SUMMARY

     The table which follows sets forth certain information for each of the last three fiscal years concerning the compensation paid by the Corporation to the Corporation's Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "named executive officers"):

                           SUMMARY COMPENSATION TABLE

                                                                LONG-TERM COMPENSATION
                                                                ----------------------
                                                                AWARDS         PAYOUTS
                                                                ------         -------
                                               ANNUAL          SECURITIES
                                            COMPENSATION (1)   UNDERLYING
                                          -------------------
       NAME AND               FISCAL                            OPTIONS/        LTIP               ALL OTHER
  PRINCIPAL POSITION           YEAR     SALARY ($)  BONUS ($)   SARS (#) (2)   PAYOUTS ($)(3)   COMPENSATION ($)(4)
  ------------------           ----     ---------  ---------   ------------   --------------   -------------------
F.P. Stratton                  2000     $558,000   $830,081      147,220       $61,087            $41,390
Chairman and                   1999      535,488    673,992      115,180        19,607              7,419
Chief Executive Officer        1998      525,000    288,225       88,890        29,264              7,432

J.S. Shiely                    2000      396,480    442,353       77,460        26,578             21,244
President and                  1999      375,000    314,663       53,290         6,255              5,170
Chief Operating Officer        1998      367,560    134,527       40,280         9,336              5,184

M.D. Hamilton                  2000      251,232    251,124       22,250        18,234             28,140
Executive Vice President -     1999      263,782    196,735       16,860         6,325              6,297
Sales & Service                1998      281,352     85,812       26,670         9,440              7,252

R.J. Fotsch                    2000      267,600    238,849       40,090         3,833             15,972
Senior Vice President          1999      236,324    108,168       18,120           944              5,234
and General Manager            1998      219,984     37,727       10,960         1,409              5,411

J.E. Brenn                     2000      252,000    224,925       38,650         9,040             23,474
Senior Vice President          1999      206,472    101,063       17,240         2,762              6,364
and Chief Financial Officer    1998      181,416     38,732       12,000         4,122              6,364

(1) Includes amounts earned in fiscal year, whether or not deferred.
(2) No SARs are outstanding. Option awards reported for fiscal 2000 were granted August 3, 2000 based on executive performance for fiscal 2000.
(3) Figures reflect the portion of the EVA Plan bonus bank balances paid with respect to each fiscal year.
(4) All other compensation for fiscal 2000 for Messrs. Stratton, Shiely, Hamilton, Fotsch and Brenn, respectively, includes: (i) matching contributions to the Corporation's Savings and Investment Plan for each named executive officer of $4,800, $4,800, $4,174, $4,594 and $4,800; (ii)
    matching contributions to the Corporation's Key Employee Savings and Investment Plan for each named executive officer of $11,940, $7,094, $2,737, $3,228 and $5,160; and (iii) total premiums of $24,650, $9,350, $21,229,
    $8,150 and $13,514 paid by the Corporation for the benefit of the named executive officers under the Corporation's split dollar Executive Life Insurance Plan.

STOCK OPTIONS

     The Stock Incentive Plan approved by shareholders provides for the granting of stock options with respect to Common Stock. The following tables set forth further information relating to stock options:



                     OPTION/SAR GRANTS FOR LAST FISCAL YEAR*

                                                                                                     GRANT DATE
                                              INDIVIDUAL GRANTS                                         VALUE
--------------------------------------------------------------------------------------------------------------------
                                NUMBER OF        % OF TOTAL
                               SECURITIES       OPTIONS/SARS
                               UNDERLYING        GRANTED TO    EXERCISE OR BASE                        GRANT DATE
                              OPTIONS/SARS      EMPLOYEES IN         PRICE          EXPIRATION          PRESENT
NAME                           GRANTED (#)      FISCAL YEAR        ($ / SH)             DATE           VALUE ($) **
----                           -----------      -----------    ----------------     ----------        ------------
F.P. Stratton..............       147,220          24.5%            $46.22            8/3/07          $1,690,086
J.S. Shiely................        77,460          12.9              46.22            8/3/07             889,241
M.D. Hamilton..............        22,250           3.7              46.22            8/3/07             255,430
R.J. Fotsch................        40,090           6.7              46.22            8/3/07             460,233
J. E. Brenn................        38,650           6.4              46.22            8/3/07             443,702

 * Option awards reported for fiscal 2000 were granted August 3, 2000 based on executive performance for fiscal 2000. The methodology used in determining the number of grants awarded and other terms and conditions of the grants are found in the Nominating, Compensation and Governance Committee Report on Executive Compensation. Options become exercisable August 3, 2003. Option awards are intended to qualify as "incentive stock options" to the extent permitted under the Internal Revenue Code of 1986, as amended; any options not meeting the requirements for incentive stock options will be treated as non-qualified stock options. Upon the occurrence of a "change in control" of the Corporation, as defined in the Incentive Plan, any outstanding stock options which are not then exercisable will become fully exercisable and vested. Upon a change in control, optionees may elect to surrender all or any part of their stock options and receive a per share amount in cash equal to the excess of the "change in control price" over the exercise price of the stock option. If an optionee's employment is terminated at or following a change in control (other than by death, disability, or retirement), the exercise periods of an optionee's stock options will be extended to the earlier of six months and one day from the date of employment termination or the options' respective expiration dates. No SARs were granted.

** Black-Scholes values are based on the following assumptions:
   Stock price at date of grant: $36.53125
   Option term: 7 years
   Risk-free interest rate: .0602
   Volatility: .376
   Dividend yield: .026
   Risk-free interest rate is the seven year U.S. government bond yield on the date of grant, calculated by linear interpolation using the 5 and 10 year securities.
   Volatility and yield assumptions are based on monthly price and dividend data for the 36 months ending 7/31/00. It should not be concluded that the Corporation supports the validity of the Black-Scholes method or that the values shown in the table as generated by the model represent the amounts an executive might earn upon exercise of the options.



               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES*

                                                         NUMBER OF SECURITIES               VALUE OF
                                                        UNDERLYING UNEXERCISED      UNEXERCISED IN-THE-MONEY
                                                             OPTIONS/SARS                 OPTIONS/SARS
                      SHARES ACQUIRED      VALUE        AT FISCAL YEAR END (#)       AT FISCAL YEAR END ($)
 NAME                 ON EXERCISE (#)  REALIZED ($)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
 ----                 ---------------  ------------  -----------   -------------   -----------   -------------
 F.P. Stratton.......     62,700          786,420      120,130        409,770         167,904             0
 J.S. Shiely.........      7,000          236,411       53,628        200,480         175,765             0
 M.D. Hamilton.......          0                0        6,350         85,690               0             0
 R.J. Fotsch.........      3,700          120,158       23,480         78,630          32,054             0
 J.E. Brenn..........     11,253          307,964        3,509         76,830           9,400             0

 * No SARs are outstanding. Options at fiscal year end include options granted August 3, 2000 based on executive performance for fiscal 2000.

LONG-TERM INCENTIVE COMPENSATION

     As described in more detail in the Nominating, Compensation and Governance Committee Report on Executive Compensation, the EVA Plan requires that accrued bonuses payable to Senior Executives in excess of 125% of their target bonus be banked. This occurred in both fiscal 1999 and 2000. The amount in the bonus bank is at risk in the sense that in any year the accrued bonus is negative, the negative bonus amount is subtracted from the outstanding bonus bank balance. This occurred in fiscal 1996. The amounts of banked contingent incentive compensation awarded to the named executive officers for fiscal 2000 are as follows:

             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

                                                                   ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                                                                              PRICE-BASED PLANS
                                                           ---------------------------------------------------------
NAME                               AMOUNTS BANKED ($)              MINIMUM ($)                 MAXIMUM ($)
--------------------------------------------------------------------------------------------------------------------
F.P. Stratton.................           $269,179                           0                     $269,179
J.S. Shiely...................            143,446                           0                      143,446
M.D. Hamilton.................             81,434                           0                       81,434
R.J. Fotsch...................             77,454                           0                       77,454
J.E. Brenn....................             72,939                           0                       72,939

RETIREMENT PLAN

     The Corporation maintains a defined benefit retirement plan (the "Retirement Plan") covering all executive officers and substantially all other Milwaukee employees. Under the Retirement Plan non-bargaining unit employees receive an annual pension payable on a monthly basis at retirement equal to 1.6% of the employee's average of the highest five years' compensation of the last ten calendar years of service prior to retirement multiplied by the number of years of credited service, with an offset of 50% of Social Security (prorated if years of credited service are less than 30).

     Executive officers participate in an unfunded program which supplements benefits under the Retirement Plan. Under this program executive officers are provided with additional increments of 0.50 of 1% of compensation per year of credited service over that presently payable under the Retirement Plan to non-bargaining unit employees. In no event can a pension paid under the above described plans to a non-bargaining unit employee exceed 70% of the employee's average monthly compensation.

     Mr. Hamilton's employment agreement, described on page 14, provides for a supplemental pension benefit which, when aggregated with the pension benefit available under the Retirement Plan calculated in the form of a joint and 50% survivor annuity, shall entitle him to a benefit after 26 years of service of $250,000 per year.

     A trust has been established for deposit of the aggregate present value of the benefits described above for executive officers upon the occurrence of a change in control of the Corporation, which trust would not be considered funding the benefits for tax purposes.

     The following table shows total estimated annual benefits from funded and unfunded sources generally payable to executive officers upon normal retirement at age 65 at specified compensation and years of service classifications calculated on a single-life basis and adjusted for the projected Social Security offset:

                                                   ANNUAL PENSION PAYABLE FOR LIFE
   AVERAGE ANNUAL COMPENSATION                AFTER SPECIFIED YEARS OF CREDITED SERVICE
     IN HIGHEST 5 OF LAST 10         ---------------------------------------------------------------
    CALENDAR YEARS OF SERVICE         10 YEARS        20 YEARS          30 YEARS          40 YEARS
   ---------------------------       ----------      ----------        ----------        ----------
          $  200,000                 $ 40,000         $ 80,000         $120,000           $ 140,000*
             400,000                   82,000          164,000          246,000             280,000*
             600,000                  124,000          248,000          372,000             420,000*
             800,000                  166,000          332,000          498,000             560,000*
           1,000,000                  208,000          416,000          624,000             700,000*
           1,200,000                  250,000          500,000          750,000             840,000*
           1,400,000                  292,000          584,000          876,000             980,000*
           1,600,000                  334,000          668,000        1,002,000           1,120,000*
           1,800,000                  376,000          752,000        1,128,000           1,260,000*

* Figures reduced to reflect the maximum limitation of 70% of compensation.

     The previous table does not reflect limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code"), on pensions paid under federal income tax qualified plans. However, an executive officer covered by the Corporation's unfunded program will receive the full pension to which he would be entitled in the absence of such limitations. Compensation for purposes of the table includes the compensation shown in the Summary Compensation Table under the headings "Salary," "Bonus" and "LTIP Payouts."

     The years of credited service under the Retirement Plan for the individuals named in the Summary Compensation Table are: Mr. Stratton-27; Mr. Shiely-14; Mr. Hamilton-24; Mr. Fotsch-22 and Mr. Brenn-22.

EMPLOYMENT AGREEMENTS

     All executive officers of the Corporation except Mr. Hamilton, including the other four named executive officers in the Summary Compensation Table, are parties to a two-year employment agreement, with a one-year automatic extension upon each anniversary date unless either party gives a 30-day notice prior to the anniversary date that the agreement will not be further extended. Under the agreement, the officer agrees to perform the duties currently being performed in addition to other duties that may be assigned from time to time. The Corporation agrees to pay the officer a salary of not less than that of the previous year and to provide fringe benefits that are provided to all other salaried employees of the Corporation in comparable positions. In the event of a termination to which these employment agreements apply, the foregoing payments are continued for the remainder of the term of the contract. Mr. Hamilton's employment agreement provides for retirement benefits described on page 13 and continues in effect through December 31, 2002, unless terminated earlier by the Corporation as the result of death, disability or gross negligence by Mr. Hamilton. In exchange for enhanced retirement benefits, Mr. Hamilton has agreed to forego $2,510 per month effective December 1, 1998 from the base salary level that would otherwise have been set by the Nominating, Compensation and Governance Committee for his position and half of any option grants to which he would otherwise be entitled.

CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

     The Board of Directors has authorized the Chairman of the Board to offer to all executive officers change in control employment agreements which ensure the employee's continued employment following a "change in control" on a basis equivalent to the employee's employment immediately prior to such change in terms of position, duties, compensation and benefits, as well as specified payments upon termination following a change in control. The Corporation currently has such agreements with 16 executive officers and key employees of the Corporation, including all of the executive officers named in the Summary Compensation Table. Such agreements become effective only upon a defined change in control of the Corporation, or if the employee's employment is terminated upon or in anticipation of such a change in control, and automatically supersede any existing employment agreement. Under the agreements, if during the employment term (three years from the change in control) the employee is terminated other than for "cause" or if the employee voluntarily terminates his employment for good reason or during a 30-day window period one year after a change in control, the employee is entitled to specified severance benefits, including a lump sum payment of three times the sum of the employee's annual salary and bonus and a "gross-up" payment which will, in general, effectively reimburse the employee for any amounts paid under Federal excise taxes.

                                    AUDITORS

      The Board of Directors of the Corporation has selected the public accounting firm of Arthur Andersen LLP as its independent auditors for the current year. A representative of Arthur Andersen LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

                  ANNUAL REPORT TO THE SECURITIES AND EXCHANGE
                             COMMISSION ON FORM 10-K

      The Corporation is required to file an annual report, called Form 10-K, with the Securities and Exchange Commission. A copy of Form 10-K for the fiscal year ended July 2, 2000 accompanies this Proxy Statement. Requests for additional copies should be directed to Carole Ford, Shareholder Relations, Briggs & Stratton Corporation, P.O. Box 702, Milwaukee, Wisconsin 53201.

                              SHAREHOLDER PROPOSALS

     Proposals which shareholders intend to present at the 2001 Annual Meeting of Shareholders must be received at the Corporate Offices Building in Wauwatosa, Wisconsin no later than July 20, 2001, in order to be presented at the meeting (and must otherwise be in accordance with the requirements of the Bylaws of the Corporation), and must be received by May 10, 2001 to be considered for inclusion in the proxy material for that meeting under the SEC's proxy rules.

                                  OTHER MATTERS

      The Directors of the Corporation know of no other matters to be brought before the meeting. If any other matters properly come before the meeting, including any adjournment or adjournments thereof, it is intended that proxies received in response to this solicitation will be voted on such matters in the discretion of the person or persons named in the accompanying proxy form.

                          BY ORDER OF THE BOARD OF DIRECTORS
                          BRIGGS & STRATTON CORPORATION

                          Kasandra K. Preston, Secretary

Wauwatosa, Wisconsin
September 7, 2000

[BRIGGS & STRATTON LOGO]

                                                                           PROXY
                          BRIGGS & STRATTON CORPORATION
           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS--OCTOBER 18, 2000
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned does hereby constitute and appoint FREDERICK P. STRATTON, JR. and JOHN S. SHIELY, and each of them, with several power of substitution, attorneys and proxies, for and in the name, place and stead of the undersigned, to vote all shares votable by the undersigned at the shareholders' annual meeting of Briggs & Stratton Corporation to be held in Nashville, Tennessee on October 18, 2000 at 9:00 a.m. Central Daylight Time and at any adjournments thereof, subject to the directions indicated on the reverse side hereof, hereby revoking any proxy previously given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED BY THE PROXIES NAMED HEREIN FOR PROPOSAL (a) AND IN THEIR DISCRETION ON OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                  (Continued and to be Signed on Reverse Side)

[BRIGGS & STRATTON LOGO]    BRIGGS & STRATTON CORPORATION

INSTRUCTIONS FOR VOTING YOUR PROXY
Shareholders of record have three ways to vote their proxies:
- BY TELEPHONE (using a touch-tone telephone) - THROUGH THE INTERNET (using a browser) - BY MAIL (traditional method)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

 TELEPHONE VOTING This method of voting is available for residents of the U.S. and Canada
  - On a touch-tone telephone, call TOLL FREE 1-888-216-1332, 24 hours a day, 7 days a week
  - You will be asked to enter the CONTROL NUMBER shown below followed by the pound sign (#)
  - Have your proxy card ready, then follow the prerecorded instructions
  - Your vote will be confirmed and cast as you directed

 INTERNET VOTING
  - Visit the Internet voting Website at http://www.proxyvotenow.com/brs
  - Enter the CONTROL NUMBER shown below and follow the instructions on your screen
  - You will incur only your usual Internet charges

 VOTING BY MAIL
  - Simply mark, sign and date your proxy card and return it in the postage-paid envelope

   YOU MAY VOTE BY TELEPHONE OR INTERNET ANYTIME UNTIL 5:00 P.M. EASTERN DAYLIGHT TIME, ON OCTOBER 17, 2000. DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET.

                              YOUR CONTROL NUMBER IS:

  TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN ENVELOPE PROVIDED


 [x] PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE.

                                       BRIGGS & STRATTON CORPORATION ANNUAL MEETING
                            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF DIRECTORS.
(a) Election of Directors: Nominees--01-Robert J. O'Toole;
   02-John S. Shiely; 03-Charles I. Story                            VOTE FOR              VOTE WITHHELD
                                                                    all nominees             from all
                                                                      listed *            nominees listed
   *To withhold authority to vote for any nominee, write the
    nominee's name on the space below.
                                                                       [  ]                    [  ]

    ----------------------------------

(b) In their discretion on other matters as may properly come before the meeting.

All as set forth in the Notice and Proxy Statement relating to the meeting, the receipt of which is hereby acknowledged.

[  ] I PLAN TO ATTEND THE MEETING.
                                                                                DATE:                         ,2000
                                                                                     -------------------------

                                                                                ----------------------------------------------------
                                                                                SIGNATURE (S) IN BOX

                                                                                Please sign exactly as your name appears hereon,
                                                                                giving your full title if signing as attorney or
                                                                                fiduciary. If shares are held jointly, each joint
                                                                                owner should sign. If a corporation, please sign in
                                                                                full corporate name by duly authorized officer. If
                                                                                a partnership, please sign in partnership name by
                                                                                authorized person.

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